SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 13, 2003



                                  SYMBIAT, INC.
               (Exact name of registrant as specified in charter)




  Delaware                              000-16172               23-2472952
(State or Other Jurisdiction     (Commission File Number)          (IRS
  of Employer Incorporation)                                 Identification No.)


       4920 Avalon Ridge Parkway, Suite 600
               Norcross, Georgia                               30071
    (Address of Principal Executive Offices)                 (Zip Code)




        Registrant's telephone number including area code: (770) 638-6999


                                       N/A
          (Former name or former address, if changed since last report)





This report is being filed by the Registrant on a voluntary basis for the purpose of updating the description of its capital stock contained in its filings pursuant to the Securities Exchange Act of 1934, as amended.

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ITEM 5.  Other Materially Important Events

a) The Company has fully funded all amounts due to its various retirement plan administrators for all contributions. The company paid to each plan, for the benefit of each participant, interest calculated on all delinquent amounts. All other trust amounts for employee-paid insurance and benefits as well as those paid by the company are current.

b) The Company has negotiated the payment of some of the amounts that were in arrears for payment of compensation to officers, reimbursement of company expenses for inventory, sales activities and operating expenses that have been charged on various officers' personal credit cards. The company has made substantial payments, paying 80% of amounts due. The reimbursement of expenses, commissions and incentives to all other employees are current.

c) In August, the Board of Directors at Symbiat appointed Philadelphia Brokerage to act as the Placement Agent for a Private Placement of convertible preferred stock. With the mini maxi offering of $833,000 to $933,000, the Company has additional financial incentives if the offering raises $1,000,000. These funds will be used to negotiate some of the Company's financial obligations as well as provide working capital. To date, the Placement Agent has raised almost three quarters of the required funds and has additional commitments exceeding the minimum offering. Loans advanced from Philadelphia Brokerage Corporation have allowed the company to meet all operating requirements as well as executing settlements on over $400,000 of old obligations for less than approximately $57,000. Upon successful completion of the private placement, the holders of the new series of preferred shares will have a mandatory conversion after 12 months to the Company's common stock at $.10 per share and carries an 8% paid-in-kind coupon. The Company also plans to execute a reverse stock split on the now outstanding common stock with the ratio to be determined.

d) The Company has been able to make payments of approximately 50% of amounts due to their auditors, Deloitte and Touche for the audit for the fiscal year ended March 31, 2002 and has not had the available funds to pay for the audit ended March 31, 2003. As a result, the Company has not filed its most recent 10K and 10Q and has been prevented from timely filings of Form 8Ks with the SEC. Upon the successful completion of the private placement, the company will remit funds under an established payment plan to Deloitte and Touche. The Company will be able complete the audit and all delinquent SEC filings.

e) The company has paid to LC Capital Partners LLC a principal payment of $250,000 as a requirement of restructuring and extension of the Company's subordinated note. The default on this note was cured and extended until 2005. However, under the new terms of the note, certain interest and principal payments begin in January, 2004. As a part of the total restructuring of company debt, efforts were made to restructure other notes payable due by the Company to various parties totaling approximately $636,000. Many of these notes are currently in default. The company has completed successful negotiations on 70% of these notes.

f) As announced in May, the Company discovered a single incident of employee theft perpetrated by a single individual. The Company has been cooperating with its insurer and expects the claim to be settled by

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year end; meanwhile, the company has obtained interim financing against the insurance proceeds.